Via Facsimile and U.S. Mail
Mail Stop 6010


June 7, 2005


Mr. Steven M. Grubner
Chief Financial Officer
3930 Youngfield Street
Wheat Ridge, CO 80033

Re:	GeneThera, Inc.
	Form 10-KSB for the fiscal year ended December 31, 2004
	Filed March 31, 2005
	File No. 000-27237


Dear Mr. Grubner,

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

						Sincerely,



								Joel Parker
								Accounting Branch Chief